Exhibit 107
CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

VAREX IMAGING CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Other	900,000	(2)	$10.80	(3)	$9,720,000	0.0001531	$1,489.00

Total Offering Amounts							$9,720,000		$1,489.00
Total Fee Offsets									—
Net Fee Due									$1,489.00
(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 shall also cover any additional shares of the common stock, $0.01 par value per share (the “Common Stock”) of Varex Imaging Corporation (the “Registrant”) that become issuable under the Varex Imaging 2017 Employee Stock Purchase Plan, as amended (the “Plan”), by reason of any stock dividend, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)     Represents 900,000 additional shares of Common Stock that were added to the shares available for issuance under the Plan.

(3)    Estimated solely for the purposes of calculating the registration fee, in accordance with Rules 457(c) and 457(h) of the Securities Act. The proposed maximum offering price per share is equal to 85% of $12.70, the average of the high and low sales prices per share of the Common Stock as reported on the Nasdaq Global Select Market on February 28, 2025. Pursuant to the Plan, shares are sold at 85% of the lesser of the fair market value of such shares on the first trading day of the offering period and the last trading day of the purchase period.